Filed under Rule 424(b)(2), Registration Statement No. 333-159107

Pricing Supplement No. 12 - Dated Monday, September 12, 2011 (To: Prospectus Dated May 11, 2009 and Prospectus Supplement Dated May 13, 2011)
CUSIP		Gross	Net	Principal	Coupon	Coupon	Coupon	Maturity	1st Coupon	1st Coupon	Survivor's	Product
Number	Selling Price	Concession	Proceeds	Amount	Type	Rate	Frequency	Date	Date	Amount	Option	Ranking

34540TAU6	100%	1.125%	$18,873,260.00	$19,088,000.00	Fixed	4.250%	Semi-Annual	09/20/2014	03/20/2012	$21.84	Yes	Senior Unsecured Notes

Redemption Information: Callable at 100% on 9/20/2012 and Semi-Annually thereafter with 30 Calendar Days Notice.

Note: As of the date of this Pricing Supplement, Ford Credit’s short- and long-term unsecured debt is rated non-investment grade by a number of credit rating agencies designated as nationally recognized statistical rating organizations by the Securities and Exchange Commission.

CUSIP		Gross	Net	Principal	Coupon	Coupon	Coupon	Maturity	1st Coupon	1st Coupon	Survivor's	Product
Number	Selling Price	Concession	Proceeds	Amount	Type	Rate	Frequency	Date	Date	Amount	Option	Ranking

34540TAV4	100%	1.700%	$11,973,923.00	$12,181,000.00	Fixed	5.000%	Semi-Annual	09/20/2016	03/20/2012	$25.69	Yes	Senior Unsecured Notes

Redemption Information: Callable at 100% on 9/20/2012 and Semi-Annually thereafter with 30 Calendar Days Notice.

Note: As of the date of this Pricing Supplement, Ford Credit’s short- and long-term unsecured debt is rated non-investment grade by a number of credit rating agencies designated as nationally recognized statistical rating organizations by the Securities and Exchange Commission.

CUSIP		Gross	Net	Principal	Coupon	Coupon	Coupon	Maturity	1st Coupon	1st Coupon	Survivor's	Product
Number	Selling Price	Concession	Proceeds	Amount	Type	Rate	Frequency	Date	Date	Amount	Option	Ranking

34540TAW2	100%	1.950%	$9,805,000.00	$10,000,000.00	Fixed	5.500%	Semi-Annual	09/20/2018	03/20/2012	$28.26	Yes	Senior Unsecured Notes

Redemption Information: Callable at 100% on 9/20/2012 and Semi-Annually thereafter with 30 Calendar Days Notice.

Note: As of the date of this Pricing Supplement, Ford Credit’s short- and long-term unsecured debt is rated non-investment grade by a number of credit rating agencies designated as nationally recognized statistical rating organizations by the Securities and Exchange Commission.

Trade Date: Monday, September 12, 2011 @ 12:00 PM ET
Settlement Date: Thursday, September 15, 2011
Minimum Denomination/Increments: $1,000.00/$1,000.00
Initial trades settle flat and clear SDFS: DTC Book-Entry only
DTC Number 0235 via RBC Dain Rauscher Inc
If the maturity date or an interest payment date for any note is not a business day (as term is defined in prospectus), principal, premium, if any, and interest for that note is paid on the next business day, and no interest will accrue from, and after, the maturity date or interest payment date.
Ford Credit Notes
$5,000,000,000
Ford Motor Credit Company LLC
Prospectus Dated: 5-11-09 and Prospectus
Supplement Dated: 5-13-11

Ford Credit Notes